                                                                    EXHIBIT 99.1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of 3dfx Interactive, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of 3dfx Interactive, Inc. ("3dfx"), at December 31, 1998 and January 31, 2000 and the results of its operations and its cash flows for each of the years ended December 31, 1997, 1998 and January 31, 2000, and for the month ended January 31, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of 3dfx's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming 3dfx will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, 3dfx has incurred losses and negative cash flows from operations which raise substantial doubt about 3dfx's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

San Jose, California
February 29, 2000 except for Note 13, which is as of March 27, 2000 and Note 14, which is as of December 15, 2000

                             3DFX INTERACTIVE, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      JANUARY 31,     DECEMBER 31,
                                                                         2000            1998
                                                                      -----------     ------------
ASSETS
Current Assets:
  Cash and cash equivalents .....................................      $  41,818       $  92,922
  Short-term investments ........................................         24,012           3,058
  Accounts receivable less allowance for doubtful accounts
     of $6,681 and $2,280 .......................................         66,160          36,335
  Inventory .....................................................         45,065          23,991
  Other current assets ..........................................         28,407          12,089
                                                                       ---------       ---------
  Total current assets ..........................................        205,462         168,395
Property and equipment, net .....................................         40,269          15,629
Intangibles .....................................................         12,942              --
Goodwill ........................................................         32,709              --
Other assets ....................................................          4,729              97
                                                                       ---------       ---------
                                                                       $ 296,111       $ 184,121
                                                                       =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Line of credit ................................................      $  25,000       $      --
  Accounts payable ..............................................         60,879          41,104
  Accrued liabilities ...........................................         20,385          16,031
  Current portion of capitalized lease obligations ..............            732             389
                                                                       ---------       ---------
          Total current liabilities .............................        106,996          57,524
                                                                       ---------       ---------
Capitalized lease obligations, less current portion .............          1,881             284
                                                                       ---------       ---------
Commitments (Note 10)
Shareholders' Equity:
  Preferred stock, no par value, 5,000,000 shares
     authorized; none issued and outstanding ....................             --              --
  Common stock, no par value, 50,000,000 shares authorized;
     24,442,370 and 15,671,067 shares issued and
     outstanding ................................................        251,883         126,569
  Warrants ......................................................            242             242
  Deferred compensation .........................................           (172)           (697)
  Accumulated other comprehensive income ........................          1,844              --
  Accumulated deficit ...........................................        (66,563)            199
                                                                       ---------       ---------
          Total shareholders' equity ............................      $ 187,234         126,313
                                                                       ---------       ---------
                                                                       $ 296,111       $ 184,121
                                                                       =========       =========

   The accompanying notes are an integral part of these financial statements.

                             3DFX INTERACTIVE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            FOR YEAR            FOR YEAR ENDED            FOR THE
                                                                             ENDED                DECEMBER 31,          MONTH ENDED
                                                                           JANUARY 31,      ------------------------    JANUARY 31,
                                                                              2000            1998           1997           1999
                                                                           -----------      ---------      ---------    -----------
Revenues .............................................................      $ 360,523       $ 202,601      $  44,069      $  17,048
Cost of revenues .....................................................        287,872         119,618         22,611         14,527
                                                                            ---------       ---------      ---------      ---------
Gross profit .........................................................         72,651          82,983         21,458          2,521
                                                                            ---------       ---------      ---------      ---------
Operating expenses:
  Research and development ...........................................         66,062          34,045         12,412          3,340
  Selling, general and administrative ................................         63,468          35,441         11,390          4,614
  In-process research and development ................................          4,302              --             --             --
  Restructuring expense ..............................................          4,382              --             --             --
  Amortization of goodwill and intangibles ...........................         10,228              --             --             --
                                                                            ---------       ---------      ---------      ---------
          Total operating expenses ...................................        148,442          69,486         23,802          7,954
                                                                            ---------       ---------      ---------      ---------
Income (loss) from operations ........................................        (75,791)         13,497         (2,344)        (5,433)
Interest and other income, net .......................................          2,180          15,869            630            322
                                                                            ---------       ---------      ---------      ---------
Income (loss) before income taxes ....................................        (73,611)         29,366         (1,714)        (5,111)
Provision (benefit) for income taxes .................................        (10,324)          7,663             --         (1,636)
                                                                            ---------       ---------      ---------      ---------
Net income (loss) ....................................................      $ (63,287)      $  21,703      $  (1,714)     $  (3,475)
                                                                            =========       =========      =========      =========
Net income (loss) per share:
  Basic ..............................................................      $   (2.81)      $    1.45      $   (0.16)     $    (.22)
                                                                            =========       =========      =========      =========
  Diluted ............................................................      $   (2.81)      $    1.33      $   (0.16)     $    (.22)
                                                                            =========       =========      =========      =========
Shares used in net income (loss) per share calculations (Note 1):
  Basic ..............................................................         22,536          14,917         10,767         15,641
                                                                            ---------       ---------      ---------      ---------
  Diluted ............................................................         22,536          16,353         10,767         15,641
                                                                            ---------       ---------      ---------      ---------


   The accompanying notes are an integral part of these financial statements.

                             3DFX INTERACTIVE, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       CONVERTIBLE
                                                     PREFERRED STOCK                 COMMON STOCK
                                              ----------------------------    ---------------------------
                                                 SHARES          AMOUNT         SHARES          AMOUNT          WARRANTS
                                              ------------    ------------    -----------     -----------     ------------
Balance at December 31, 1996 .............       6,951,692    $     28,701      1,890,013     $     1,626     $        353
Issuance of Series C Convertible
 Preferred Stock in January 1997 at
 $7.50 per share, less issuance
 costs ...................................          70,167             521             --              --               --
Conversion of preferred stock to
 common stock ............................      (7,021,859)        (29,222)     7,021,859          29,222               --
Issuance of common stock in
 connection with the initial public
 offering, less issuance costs ...........              --              --      3,450,000          34,336               --
Issuance of common stock under
 stock option and purchase plans .........              --              --        214,757             413               --
Common stock repurchased .................              --              --       (104,246)             (9)              --
Exercise of warrants to purchase
 common stock ............................              --              --         94,247             714             (329)
Issuance of warrant to purchase
 common stock ............................              --              --             --              --              218
Repayment of notes receivable from
 shareholders ............................              --              --             --              --               --
Deferred compensation ....................              --              --             --             415               --
Amortization of deferred
 compensation ............................              --              --             --              --               --
Net loss .................................              --              --             --              --               --
                                              ------------    ------------    -----------     -----------     ------------
Balance at December 31, 1997 .............              --              --     12,566,630          66,717              242
Issuance of common stock in
 connection with public offering,
 less issuance costs .....................              --              --      2,463,140          54,752               --
Issuance of common stock under
 stock option and purchase plans .........              --              --        643,451           2,301               --
Common stock repurchased .................              --              --         (2,154)             (1)              --
Tax benefit related to exercise of
 stock options ...........................              --              --             --           2,800               --
Amortization of deferred
 compensation ............................              --              --             --              --               --
Net income ...............................              --              --             --              --               --
                                              ------------    ------------    -----------     -----------     ------------
Balance at December 31, 1998 .............              --              --     15,671,067         126,569              242
Issuance of common stock under
 stock option plan .......................              --              --         44,815             140               --
Amortization of deferred
 compensation ............................              --              --             --              --               --
Net loss .................................              --              --             --              --               --
                                              ------------    ------------    -----------     -----------     ------------
Balance at January 31, 1999 ..............              --              --     15,715,882         126,709              242
Issuance of common stock under
 stock option and purchase plans .........              --              --        977,235           4,899               --
Common stock repurchased .................              --              --       (517,501)         (6,775)              --
Amortization of deferred
 compensation ............................              --              --             --              --               --
STB acquisition ..........................              --              --      8,266,754         127,050               --
Components of comprehensive income (loss):
   Net loss ..............................              --              --             --              --               --
   Unrealized gain on
     investments
Total comprehensive income
 (loss) ..................................              --              --             --              --               --
                                              ------------    ------------    -----------     -----------     ------------
Balance at January 31, 2000 ..............              --              --     24,442,370     $   251,883     $        242
                                              ============    ============    ===========     ===========     ============

                                                                               ACCUMULATED       RETAINED
                                                                                  OTHER          EARNINGS/
                                                 NOTES          DEFERRED      COMPREHENSIVE    (ACCUMULATED
                                               RECEIVABLE     COMPENSATION        INCOME         DEFICIT)          TOTAL
                                              ------------    ------------    -------------    ------------     -----------
Balance at December 31, 1996 .............    $        (19)   $     (1,250)              --    $    (19,790)    $     9,621
Issuance of Series C Convertible
 Preferred Stock in January 1997 at
 $7.50 per share, less issuance
 costs ...................................              --              --               --              --             521
Conversion of preferred stock to
 common stock ............................              --              --               --              --              --
Issuance of common stock in
 connection with the initial public
 offering, less issuance costs ...........              --              --               --              --          34,336
Issuance of common stock under
 stock option and purchase plans .........              --              --               --              --             413
Common stock repurchased .................              --              --               --              --              (9)
Exercise of warrants to purchase
 common stock ............................              --              --               --              --             385
Issuance of warrant to purchase
 common stock ............................              --              --               --              --             218
Repayment of notes receivable from
 shareholders ............................              19              --               --              --              19
Deferred compensation ....................              --            (415)              --              --              --
Amortization of deferred
 compensation ............................              --             484               --              --             484
Net loss .................................              --              --               --          (1,714)         (1,714)
                                              ------------    ------------     ------------    ------------     -----------
Balance at December 31, 1997 .............              --          (1,181)              --         (21,504)         44,274
Issuance of common stock in
 connection with public offering,
 less issuance costs .....................              --              --               --              --          54,752
Issuance of common stock under
 stock option and purchase plans .........              --              --               --              --           2,301
Common stock repurchased .................              --              --               --              --              (1)
Tax benefit related to exercise of
 stock options ...........................              --              --               --              --           2,800
Amortization of deferred
 compensation ............................              --             484               --              --             484
Net income ...............................              --              --               --          21,703          21,703
                                              ------------    ------------     ------------    ------------     -----------
Balance at December 31, 1998 .............              --            (697)              --             199         126,313
Issuance of common stock under
 stock option plan .......................              --              --               --              --             140
Amortization of deferred
 compensation ............................              --              40               --              --              40
Net loss .................................              --              --               --          (3,475)         (3,475)
                                              ------------    ------------     ------------    ------------     -----------
Balance at January 31, 1999 ..............              --            (657)              --          (3,276)        123,018
Issuance of common stock under
 stock option and purchase plans .........              --              --               --              --           4,899
Common stock repurchased .................              --              --               --              --          (6,775)
Amortization of deferred
 compensation ............................              --             484               --              --             484
STB acquisition ..........................              --              --               --              --         127,050
Components of comprehensive income (loss):
   Net loss ..............................              --              --               --         (63,287)        (63,287)
   Unrealized gain on
     investments .........................              --              --            1,844              --           1,844
Total comprehensive income
 (loss) ..................................              --              --               --              --         (61,443)
                                               ------------    ------------     ------------    ------------     -----------
Balance at January 31, 2000 ..............    $         --    $       (172)    $      1,844    $    (66,563)    $   187,234
                                              ============    ============     ============    ============     ===========

   The accompanying notes are an integral part of these financial statements.

                             3DFX INTERACTIVE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                      ONE
                                                                             FISCAL YEAR ENDED                       MONTH
                                                               ----------------------------------------------        ENDED
                                                               JANUARY 31,      DECEMBER 31,     DECEMBER 31,     JANUARY 31,
                                                                  2000             1998             1997             1999
                                                               -----------      ------------     ------------     -----------
Cash flows from operating activities:
Net income (loss) ......................................        $(63,287)        $ 21,703         $ (1,714)        $ (3,475)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation .........................................          14,930            5,249            2,238              675
  Amortization .........................................          10,228               --               --               --
  Write-off of acquired in-process R&D .................           4,302               --               --               --
  Stock compensation ...................................             484              484              484               40
  Increase (decrease) in allowance for doubtful
    accounts ...........................................            (646)           1,972              230            4,449
  Changes in assets and liabilities:
    Accounts receivable ................................           7,087          (24,920)         (12,224)           4,341
    Inventory ..........................................           5,339          (20,146)           1,115            6,008
    Other assets .......................................          (5,318)          (9,456)          (2,275)             327
    Accounts payable ...................................           1,765           28,531           10,337          (11,195)
    Accrued and other long-term liabilities ............          (8,340)          13,346            1,554             (869)
                                                                --------         --------         --------         --------
  Net cash provided by/(used in) operating
    activities .........................................         (33,456)          16,763             (255)             301
                                                                --------         --------         --------         --------
Cash flows from investing activities:
  Maturities (purchases) of short-term investments,
    net ................................................            (893)           2,926           (5,984)         (18,330)
  Acquisition of STB Systems ...........................          21,243               --               --               --
  Purchases of property and equipment ..................         (25,733)         (13,844)          (4,730)          (1,459)
                                                                --------         --------         --------         --------
  Net cash used in investing activities ................          (5,383)         (10,918)         (10,714)         (19,789)
                                                                --------         --------         --------         --------
Cash flows from financing activities:
  Proceeds from issuance of convertible
    preferred stock, net ...............................              --               --              521               --
  Proceeds from initial public offerings, net ..........              --           54,752           34,336               --
  Proceeds from issuance (repurchase) of
    common stock, net ..................................          (1,876)           2,300              423              140
  Tax benefit related to exercise of stock
    options ............................................              --            2,800               --               --
  Proceeds from exercise of warrants ...................              --               --              385               --
  Principal payments of capitalized lease
    obligations, net ...................................            (358)            (935)            (751)             108
  Proceeds (payments) on line of credit, net ...........           9,209             (777)            (299)              --
                                                                --------         --------         --------         --------
  Net cash provided by financing activities ............           6,975           58,140           34,615              248
                                                                --------         --------         --------         --------
Net increase in cash and cash equivalents ..............         (31,864)          63,985           23,646          (19,240)
Cash and cash equivalents at beginning of period .......          73,682           28,937            5,291           92,922
                                                                --------         --------         --------         --------
Cash and cash equivalents at end of period .............        $ 41,818         $ 92,922         $ 28,937         $ 73,682
                                                                ========         ========         ========         ========
SUPPLEMENTAL INFORMATION:
  Cash paid during the period for interest .............        $  1,289         $    141         $    263         $      3
  Cash paid during the period for income taxes .........           2,361            6,200               --               --
  Acquisition of property and equipment under
    capitalized lease obligations ......................              --               --              842               --


The accompanying notes are an integral part of these financial statements.

                             3DFX INTERACTIVE, INC.


                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- 3DFX AND ITS SIGNIFICANT ACCOUNTING POLICIES:

    3dfx

        3dfx Interactive Inc. ("3dfx") was incorporated in California on August 24, 1994. 3dfx develops high performance, cost-effective graphics chips, graphics boards, software and related technology that enables a highly immersive, interactive and realistic 3D experience across multiple hardware platforms. 3dfx has subsidiaries in the United States, Mexico, and other key markets in the world. The consolidated financial statements include the financial statements of 3dfx and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

        In March 1999, the Board of Directors determined that it would be in the best interests of 3dfx and its shareholders to change its fiscal year from a December fiscal year to a year beginning on February 1 and ending on January 31 ("January fiscal year"), beginning on February 1, 1999. Accordingly, 3dfx has separately presented the results of operations and cash flows for the one month period ended January 31, 1999.

    Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Revenue recognition

        Revenue from product sales is generally recognized upon product shipment. Revenue resulting from development contracts is recognized under the percentage of completion method based upon costs incurred relative to total contract costs or when the related contractual obligations have been fulfilled and fees are billable. Costs associated with development contracts are included in research and development. Fiscal 1997 includes $1.7 million of development revenue and no amounts were recognized in the other periods presented.

    Cash equivalents and investments

        3dfx considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At January 31, 2000 and December 31, 1998, approximately $42,444,000 and $85,299,000, respectively, of money market funds and commercial paper instruments, the fair value of which approximate cost, are included in cash and cash equivalents.

        Investments in debt securities are classified as "available for sale" and have maturities greater than three months from the date of acquisition. Investments classified as "available for sale" are reported at fair value with unrealized gains and losses, net of related tax, if any, reported as a separate component of shareholders' equity. Unrealized gains were $1.8 million during fiscal year ended January 31, 2000. Unrealized gains and losses were not material during the years ended December 31, 1998 and 1997 or during the one month period ended January 31, 1999.

   Concentration of credit risk

        Financial instruments that potentially subject 3dfx to significant concentrations of credit risk consist principally of cash equivalents, short-term investments and accounts receivable.

                             3DFX INTERACTIVE, INC.

        3dfx invests primarily in money market accounts, commercial paper instruments and term notes. Cash equivalents and short-term investments are maintained with high quality institutions and their composition and maturities are regularly monitored by management.

        3dfx performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. One customer accounted for 11.4% of accounts receivable at January 31, 2000. Four customers account for 25%, 24%, 11% and 10% of accounts receivable at December 31, 1998.

        The following table summarizes the revenues from customers in excess of 10% of the total revenues:

                                                                 YEARS ENDED
                                                      ------------------------------------        ONE MONTH
                                                                           DECEMBER 31,             ENDED
                                                      JANUARY 31,      -------------------       JANUARY 31,
                                                         2000          1998           1997           1999
                                                      -----------      ----           ----       -----------
A ...........................................              13%           --             --             --
B ...........................................              --            32%            37%            --
C ...........................................              --            26%             0%            24%
D ...........................................              --            16%            16%            25%
E ...........................................              --            --             --             12%


    Inventory

        Inventory is stated at the lower of cost or market, cost being determined under the first-in, first-out method.

    Property and equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less. Assets held under capital leases are amortized using the straight-line method over the term of the lease or estimated useful lives, whichever is shorter.

        Long-lived assets held and used by 3dfx are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book values of the assets and their estimated fair values. 3dfx believes that no long-lived assets were impaired at January 31, 2000 and December 31, 1998.

    Research and software development costs

        Research and development costs are charged to operations as incurred. Software development and prototype costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs incurred subsequent to the establishment of technological feasibility have been expensed as incurred due to their immateriality.

    Stock-based compensation

        3dfx accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In January 1996, 3dfx adopted the disclosure

                             3DFX INTERACTIVE, INC.

requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (see Note 8).

    Comprehensive Income

        Other comprehensive income for the fiscal year ended January 31, 2000 was $1.8 million, primarily representing unrealized gains from investing activities, resulting in comprehensive income (loss) of $(61.4) million. There was no comprehensive income for the fiscal year ended December 31, 1998 nor for the one month period ended January 31, 1999.

    Earnings (loss) per share

        Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the periods. Diluted earnings (loss) per share is computed using the weighted average number of common and potentially dilutive common shares during the periods, except those that are antidilutive. Reconciliations of the numerators and denominators of the basic and diluted per share computations are as follows (in thousands):

                                                                                                          ONE MONTH
                                                                         FISCAL YEAR ENDED                  ENDED
                                                             ---------------------------------------     JANUARY 31,
                                                               2000           1998           1997           1999
                                                             ---------       --------      ---------     -----------
Net income (loss) available to common
  shareholders (numerator) ............................      $ (63,287)      $ 21,703      $  (1,714)      $ (3,475)
                                                             ---------       --------      ---------       --------
Weighted average shares outstanding (denominator
  for basic computations) .............................         22,536         14,917         10,767         15,641
                                                             =========       ========      =========       ========
Effect of dilutive securities-common stock
  equivalents .........................................             --          1,436             --             --
Weighted average shares outstanding (denominator
  for diluted computation) ............................         22,536         16,353         10,767         15,641
                                                             =========       ========      =========       ========
Basic income (loss) per share .........................      $   (2.81)      $   1.45      $   (0.16)      $  (0.22)
                                                             =========       ========      =========       ========
Diluted income (loss) per share .......................      $   (2.81)      $   1.33      $   (0.16)      $  (0.22)
                                                             =========       ========      =========       ========


        During the fiscal year ended January 31, 2000, the one month period ended January 31, 1999 and the fiscal years ended December 31, 1998 and 1997, options to purchase approximately 6,484,389, 3,499,000, 560,392 and 2,505,984 shares and warrants to purchase approximately 36,960, 36,960, 36,960 and 93,636 shares, respectively, were outstanding but are not included in the computation because they are antidilutive.

    Recent accounting pronouncements

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if so, the type of hedge transaction. Substantially all of 3dfx's revenues and the majority of its costs are denominated in U.S. dollars, and to date 3dfx has not entered into any derivative contracts. 3dfx does not expect that the adoption of SFAS 133 will have a material effect on its financial statements.

                             3DFX INTERACTIVE, INC.

The effective date of SFAS 133, as amended, is for fiscal quarters of fiscal years beginning after June 15, 2000.

        In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statement," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 did not have a material impact on 3dfx's financial statements.

NOTE 2 -- ACQUISITION OF STB SYSTEMS, INC.

        In May 1999, 3dfx completed the STB merger. As a result of the merger, STB is now a wholly owned subsidiary of 3dfx. The merger was accounted for under the purchase method of accounting. The purchase price of $139.3 million included $116.1 million of stock issued at fair value (fair value being determined as the average price of the 3dfx stock for a period of three days before and after the announcement of the merger), $9.9 million in STB stock option costs (being determined under both the Black Sholes formula and in accordance with the merger agreement) and $13.3 million in estimated expenses of the transaction. The purchase price was allocated as follows: $85.6 million to the estimated fair value of STB net tangible assets purchased (as of May 13, 1999), $(7.6) million to establish deferred tax liabilities associated with the certain intangibles acquired, $4.3 million to purchased in-process research and development, $11.4 million to purchased existing technology, $4.4 million to trademarks, $2.3 million to workforce-in-place, $1.0 million to executive covenants and $37.9 million to goodwill. The allocation of the purchase price to intangibles was based upon an independent, third party appraisal and management's estimates. The intangible assets and goodwill acquired have estimated useful lives and estimated first year amortization, as follows:

                                                                         ESTIMATED     FISCAL 2000
                                                           AMOUNT       USEFUL LIFE    AMORTIZATION
                                                         -----------    -----------    ------------
Purchased existing technology:
  1.5 year life......................................    $ 6,475,000     1.5 years      $3,540,000
  3 year life........................................      4,966,000       3 years       1,357,000
Trademarks...........................................      4,406,000       5 years         722,000
Workforce-in-place...................................      2,250,000       5 years         369,000
Executive covenants..................................      1,000,000       5 years         164,000
Goodwill.............................................     37,900,000       5 years       5,190,000

        The value assigned to purchased in-process research and development ("IPR&D") was determined by identifying research projects in areas for which technological feasibility had not been established. These include projects for Voodoo3 as well as other specialized technologies totaling $4.3 million. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

        Net Cash Flows. The net cash flows from the identified projects are based on 3dfx's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, royalty costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility. The estimated revenues are based on management projections of each in-process project and the business projections were compared and found to be in line with industry analysts' forecasts of growth in substantially all of the relevant markets. Estimated total revenues from the IPR&D product areas are expected to peak in the year ending December 31, 1999 and decline from 2000 into 2001 as other new products are expected to become

                             3DFX INTERACTIVE, INC.

available. These projections are based on our estimates of market size and growth, expected trends in technology and the nature and expected timing of new project introductions of our competitors and us.

        Gross Margins. Projected gross margins associated with the identified projects approximate STB's recent historical performance and are in line with comparable industry margins. The estimated selling, general and administrative costs are consistent with STB's historical cost structure, which is in line with industry averages at approximately 10% of revenues. Research and development costs are consistent with STB's historical cost structure.

        Royalty Rate. 3dfx applied a royalty charge of 25% of operating income for each in-process project to attribute value for dependency on predecessor core technologies.

        Discount Rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 14%. The discount rate used in discounting the net cash flows from IPR&D is 20%, a 600 basis point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

        Percentage of Completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project technological feasibility. The percentage of completion varied by individual project ranging from 50% to 91%. If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

        The following represents the unaudited pro forma results of operations of 3dfx for fiscal 2000 and 1998 as if the acquisition was consummated on January 1, 1998. The unaudited pro forma results of operations include certain pro forma adjustments, including the amortization of intangible assets relating to the acquisition. The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at January 1, 1998 or the results that may occur in the future.

                                                                JANUARY 31,    DECEMBER 31,
                                                                   2000            1998
                                                                -----------    ------------
Revenues....................................................     $441,312        $467,441
Net income (loss)...........................................     $(81,061)       $  9,110
Basic net income (loss) per share...........................     $  (3.39)       $   0.40
Diluted net income (loss) per share.........................     $  (3.39)       $   0.37

                             3DFX INTERACTIVE, INC.

NOTE 3 -- BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                               JANUARY 31,    DECEMBER 31,
                                                                  2000            1998
                                                               -----------    ------------
Inventory:
  Raw material..............................................     $ 26,708        $ 2,891
  Work-in-progress..........................................        8,940         16,565
  Finished goods............................................     $  9,417          4,535
                                                                 --------        -------
                                                                 $ 45,065        $23,991
                                                                 --------        -------
Property and equipment:
  Computer equipment........................................     $ 27,108        $15,539
  Purchased computer software...............................       18,035          5,253
  Furniture and equipment...................................       28,113          3,350
                                                                 --------        -------
                                                                   73,256         24,142
  Less: Accumulated depreciation and amortization...........      (32,987)        (8,513)
                                                                 --------        -------
                                                                 $ 40,269        $15,629
                                                                 ========        =======


        Assets acquired under capitalized lease obligations are included in property and equipment and totaled $5,529,000 and $2,529,000 with related accumulated amortization of $4,120,000 and $2,146,000 at January 31, 2000 and December 31, 1998, respectively.

                                                               JANUARY 31,    DECEMBER 31,
                                                                  2000            1998
                                                               -----------    ------------
Accrued liabilities:
  Income taxes payable......................................     $  4,807        $ 5,788
  Accrued salaries, wages and benefits......................        4,150          2,839
  Sales returns reserves....................................        1,245          2,938
  Accrued marketing costs...................................        3,104             --
  Other accrued liabilities.................................        7,079          4,466
                                                                 --------        -------
                                                                 $ 20,385        $16,031
                                                                 ========        =======


NOTE 4 -- RESTRUCTURING CHARGES:

        During the fiscal year ended January 31, 2000, 3dfx incurred restructuring expenses totaling approximately $4,382,000. Approximately $2,552,000 of this amount related to downsizing the expense levels of 3dfx given the 3dfx's current financial losses, and $1,830,000 related to a one-time reduction in workforce related to the merger with STB.

NOTE 5 -- DEBT:

        3dfx has a line of credit agreement with a bank, which provides for maximum borrowings in an amount up to the lesser of 80% of eligible accounts receivable or $25,000,000. Borrowings under the line are secured by $25,000,000 of cash and short-term investments and all of 3dfx's owned assets and bear interest at Libor plus 100 basis points (6.82% as of January 31, 2000). The agreement requires that 3dfx maintain certain levels of tangible net worth and generally prohibits 3dfx from paying cash dividends. As of January 31, 2000, 3dfx was in compliance with its covenants. The line of credit expires on December 19, 2000. At January 31, 2000, $25,000,000 was outstanding under this line of credit.

                             3DFX INTERACTIVE, INC.

        3dfx has a $3,000,000 term loan which is payable in 60 monthly installments of principal and interest beginning on November 1, 1997. The term loan bears interest at Libor plus 250 basis points (8.32% as of January 31, 2000). At January 31, 2000, $1,944,000 was outstanding under the term loan.

        3dfx has a lease line of credit with a bank, which provides for the purchase of up to $5,000,000 of property and equipment. Borrowings under this line is secured by all of 3dfx's owned assets and bears interest at the bank's prime rate plus 0.75% per annum. The agreement requires that 3dfx maintain certain financial ratios and levels of tangible net worth, profitability and liquidity. As of December 31, 1998, 3dfx was in compliance with its covenants. The equipment line of credit expires in December 2001. At January 31, 2000, there were no borrowings outstanding under this equipment line of credit.

NOTE 6 -- DEVELOPMENT CONTRACT:

        In February 1997, 3dfx entered into a development and license agreement with Sega Enterprises, Ltd., under which 3dfx is entitled to receive development contract revenues and royalties based upon a cumulative volume of units sold by Sega which include 3dfx's product. 3dfx recognized development contract revenues of $1,817,000 in the year ended December 31, 1997, representing a non-refundable amount due for the delivery of certain engineering designs and revenue recognized under the percentage of completion method of accounting. 3dfx has no further obligations to Sega with regard to the $1,817,000 of development contract revenue recognized. 3dfx did not earn any royalty revenue in the year ended December 31, 1997. Costs incurred during the period relating to this contract are included in research and development expense.

        In July 1997, Sega terminated the development and license agreement with 3dfx. In August 1997, 3dfx filed a lawsuit against Sega alleging breach of contract, interference with the contract, misrepresentation, unfair competition and threatened misappropriation of trade secrets. In September 1998, 3dfx settled its lawsuit relating to this agreement and has accounted for this settlement in its Consolidated Statements of Operations in the category, Interest and Other Income, net.

NOTE 7 -- SHAREHOLDERS' EQUITY:

    Common stock

        3dfx has issued 1,646,250 shares of its common stock to founders and investors. The shares either vested immediately or vested on various dates through 1999. 3dfx can buy back unvested shares at the original price paid by the purchasers in the event the purchasers' employment with 3dfx is terminated for any reason. There were no such repurchases in fiscal 2000 or 1998.

        In addition, during the fiscal years ended January 31, 2000 and December 31, 1998, certain employees exercised options to purchase 22,041 and 44,640 shares of common stock, respectively, which are subject to a right of repurchase by 3dfx at the original share issuance price. The repurchase right lapses over a period generally ranging from two to four years. During the fiscal years ended January 31, 2000 and December 31, 1998, 12,501 and 2,154 shares of common stock, respectively, were repurchased.

        On June 16, 1999, 3dfx announced a stock repurchase program, whereby 3dfx was authorized by its board of directors to repurchase shares of its common stock in the open market. In accordance with the program, 3dfx subsequently repurchased 505,000 shares of its common stock for approximately $6.8 million.

        As of January 31, 2000 and December 31, 1998, approximately 8,917 and 44,640 shares, respectively, of common stock were subject to these repurchase rights.

                             3DFX INTERACTIVE, INC.

        In June 1997, 3dfx completed its initial public offering and issued 3,000,000 shares of its common stock to the public at a price of $11.00 per share. 3dfx received cash of approximately $30,400,000, net of underwriting discounts and commissions. Upon the closing of initial public offering, all outstanding shares of 3dfx's then outstanding convertible preferred stock were automatically converted into shares of common stock. On July 25, 1997, 3dfx's underwriter exercised an option to purchase an additional 450,000 shares of common stock at a price of $11.00 per share to cover over-allotments. 3dfx received cash of approximately $3,900,000, net of underwriting discounts and commissions.

        In March 1998, 3dfx completed its secondary public offering of 2,900,000 shares of common stock at a price of $23.75 per share. Of the 2,900,000 shares offered, 2,028,140 were sold by 3dfx and 871,860 were sold by selling shareholders. 3dfx received cash of approximately $45,500,000, net of underwriting discounts and commissions and other offering costs. 3dfx did not receive any of the proceeds from the sale of shares by the selling shareholders. On March 23, 1998, the 3dfx's underwriters exercised an option to purchase an additional 435,000 shares of common stock at a price of $23.75 per share to cover over-allotments. 3dfx received cash of approximately $9,300,000, net of underwriting discounts and commissions and other offering costs.

    Convertible preferred stock

        At December 31, 1996, the aggregate authorized number of preferred shares was 7,269,018, of which 2,794,742, 2,818,412 and 1,655,864 were designated as Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock, respectively.

        Each share of Series A, B and C Convertible Preferred Stock outstanding was converted into one share of common stock upon the completion of the underwritten initial public offering (IPO) of common stock in June 1997. The holders of Series A, B and C Convertible Preferred Stock had voting rights equal to common stock on an if-converted basis.

    Warrants

        In March 1995, 3dfx issued a warrant to a vendor to purchase 43,750 shares of Series A Convertible Preferred Stock at $2.00 per share. The warrant was deemed by management to have a nominal value at the date of grant. Upon completion of 3dfx's IPO, this warrant was exchanged for a warrant to purchase common stock. This warrant has been exercised in full and exchanged for 43,750 shares of common stock.

        In January 1996, 3dfx entered into a line of credit. To secure the line, 3dfx issued to the lessor a warrant to purchase 19,886 shares of Series B Convertible Preferred Stock at an exercise price of $4.40. The warrant expires on January 1, 2003. The warrant was deemed by management to have a nominal value at the date of grant. Upon completion of 3dfx' IPO, this warrant was exchanged for a warrant to purchase common stock. A portion of this warrant has been executed and exchanged for 12,926 shares of 3dfx common stock. 3dfx has reserved 6,960 shares of common stock for the exercise of this warrant.

        In 1996, 3dfx issued to a university a warrant to purchase 5,000 shares of Series C Convertible Preferred Stock at an exercise price of $7.50 per share. This warrant was deemed to have a value of approximately $40,285 at the date of grant and the related cost was recognized as other expense and research and development expense, respectively, during 1996. The warrant for 5,000 shares expires on December 31, 2001. Upon completion of 3dfx's IPO, the warrant for 5,000 shares was exchanged for a warrant to purchase common stock. 3dfx has reserved 5,000 shares of common stock for the exercise of this warrant.

        On December 3, 1997, 3dfx issued a warrant to purchase 25,000 shares of common stock at a exercise price of $13.875 per share in conjunction with developing a relationship with another company. The

                             3DFX INTERACTIVE, INC.

warrant is fully exercisable and expires December 3, 2002. 3dfx valued the warrant under the "Black-Scholes" formula at approximately $218,000. The warrant value will be amortized over a one-year period as a cost of revenue. 3dfx has reserved 25,000 shares of common stock for the exercise of this warrant.

        As of January 31, 2000, 3dfx had reserved 36,960 shares of common stock for the exercise of warrants.

NOTE 8 -- STOCK OPTION PLANS:

    The 1995 Plan

        In May 1995, 3dfx adopted a Stock Plan (the "1995 Plan") which provides for granting of incentive and nonqualified stock options to employees, consultants and directors of 3dfx. In May 1998 and May 1999, 3dfx's shareholders approved an increase of 1,700,000 and 2,000,000 shares, respectively, of Common Stock to be reserved for issuance under the 1995 Plan. As of January 31, 2000, 6,375,000 shares of Common Stock have been reserved for issuance under the 1995 Plan.

        Options granted under the 1995 Plan are generally for periods not to exceed ten years, and are granted at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value on the date of grant. Incentive stock options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years, and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant. Options granted under the 1995 Plan generally vest 25% on the first anniversary of the grant date and 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the grant date.

    The 1997 Plan

        In October 1997, 3dfx adopted the 1997 Supplementary Stock Plan (the "1997 Plan"), which provides for granting of nonqualified stock options to employees (excluding officers, consultants and directors) of 3dfx. Under the 1997 Plan, 1,200,000 shares of Common Stock have been reserved for issuance at January 31, 2000.

        Options granted under the 1997 Plan are generally for periods not to exceed ten years and are granted at the fair market value of the stock on the date of grant. Options granted under the 1997 Plan generally vest 25% on the first anniversary of the grant date and 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the grant date.

    The 1999 Plan

        In July 1999, 3dfx adopted the 1999 Supplementary Stock Plan (the "1999 Plan"), which provides for granting of nonqualified stock options to employees (excluding officers, consultants and directors) of 3dfx and reserved 1,000,000 shares of Common Stock for issuance under the 1999 Plan. At January 31, 2000, 1,000,000 shares of Common Stock have been reserved for issuance under the 1999 Plan.

        Options granted under the 1999 Plan are generally for periods not to exceed ten years and are granted at the fair market value of the stock on the date of grant. Options granted under the 1999 Plan generally vest 25% on the first anniversary of the grant date and 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the grant date.

                             3DFX INTERACTIVE, INC.

    Directors' Option Plan

        In March 1997, 3dfx adopted a 1997 Directors' Option Plan. Under this plan options to purchase 150,000 shares of Common Stock may be granted. The plan provides that options may be granted at a price not less than fair value of a share at the date of grant. The Director's Option Plan provides for an initial option grant to purchase 12,500 shares of Common Stock to each new non-employee director of 3dfx at the date he or she becomes a director. Each non-employee director and Chairman of the Board of Directors will annually be granted an option to purchase 5,000 and 10,000 shares of Common Stock, respectively, beginning with the 1998 annual meeting of shareholders. If a director serves on either the Audit Committee or Compensation Committee, he or she will annually be granted an option to purchase 1,000 shares of Common Stock, respectively, beginning with the 1997 annual meeting of shareholders. Options granted under the Director' Plan are generally for ten years and are granted at the fair market value of the stock on the date of grant. The initial 12,500 option grant vests at a rate of 1/48 per month following the date of grant. The annual option grant of 5,000, 10,000 or 1,000 vests at a rate of 1/12 per month following the date of grant.

        The following is a summary of activity under the 1995 Plan, the 1997 Plan, the 1999 Plan and the Directors' Option Plan during the periods ended December 31, 1997 and 1998, January 31, 1999, and January 31, 2000:

                                                     OPTIONS                       WEIGHTED
                                                  AVAILABLE FOR      OPTIONS        AVERAGE
                                                      GRANT        OUTSTANDING   EXERCISE PRICE
                                                  -------------    -----------   --------------
Balance at December 31, 1996 ................         218,157        1,538,509       $ 0.54
Additional shares authorized ................       1,274,992               --           --
  Granted ...................................      (1,306,244)       1,306,244       $12.15
  Exercised .................................              --         (180,015)      $ 0.49
  Canceled ..................................         158,754         (158,754)      $ 3.86
  Repurchased ...............................          20,391               --       $ 0.08
                                                   ----------       ----------
Balance at December 31, 1997 ................         366,050        2,505,984       $ 6.38
Additional shares authorized ................       2,400,000               --           --
  Granted ...................................      (3,617,765)       3,617,765       $15.72
  Exercised .................................              --         (478,104)      $ 1.34
  Canceled ..................................       2,098,488       (2,098,488)      $19.16
  Repurchased ...............................           2,154               --       $ 0.27
                                                   ----------       ----------
Balance at December 31, 1998 ................       1,248,927        3,547,157       $ 9.02
  Grants in January 1999 ....................         (83,850)          83,850       $12.38
  Exercises in January 1999 .................              --          (44,815)      $ 3.13
  Cancellations in January 1999 .............          87,192          (87,192)      $ 7.80
                                                   ----------       ----------
Balance at January 31, 1999 .................       1,252,269        3,499,000       $ 9.21
Additional shares authorized ................       3,000,000               --
  Options related to acquisition of STB .....        (566,913)         566,913       $10.72
  Grants ....................................      (4,800,897)       4,800,897       $11.68
  Exercised .................................              --         (692,088)      $ 3.60
  Cancelled .................................       1,690,333       (1,690,333)      $12.46
                                                   ----------       ----------
Balance at January 31, 2000 .................         574,792        6,484,389       $10.92
                                                   ==========       ==========


        At fiscal 2000, 1998 and 1997, 1,129,810, 768,183 and 471,937 respectively, Common Stock options were vested.

                             3DFX INTERACTIVE, INC.

        Prior to 3dfx completing its IPO, 3dfx granted options for the purchase of 2,460,307 shares of Common Stock to employees at exercise prices ranging from $0.20 to $12.00 per share. Management calculated deferred compensation of approximately $1,900,000 related to options granted prior to the completion of 3dfx's IPO. Such deferred compensation will be amortized over the vesting period of which relating to these options, of which $196,000, $484,000, $484,000 and $484,000 has been amortized during the years ended December 31, 1996, 1997 and 1998 and January 31, 2000, respectively. Deferred compensation of $40,000 was amortized for the one month period ended January 31, 1999.

        In October 1998, substantially all outstanding options with an exercise price in excess of $10.88 per share were canceled and replaced with new options having an exercise price of $10.88, the fair market value on the date that the employees accepted the repricing. A total of 1,409,790 options were repriced. This repricing excluded executive officers. In December 1998, a repricing for executive officers occurred where substantially all outstanding options with an exercise price in excess of $13.13 per share were canceled and replaced with new options having an exercise price of $13.13, the fair market value on the date that the executive officers accepted the repricing. A total of 330,000 options were repriced. In both the October and December repricings, any option holder accepting such offer was not permitted to exercise the repriced option (both vested and unvested shares) in the first twelve months following the date of the applicable repricing.

        Information relating to stock options outstanding under the 1995 Plan, the 1997 Plan, the 1999 Plan and the Directors' Plan at January 31, 2000 is as follows:

                             OPTIONS OUTSTANDING
                  ------------------------------------------
                                 WEIGHTED                            OPTIONS VESTED
                                  AVERAGE                      --------------------------
                                 REMAINING       WEIGHTED                     WEIGHTED
   RANGE OF         NUMBER      CONTRACTUAL      AVERAGE        NUMBER        AVERAGE
EXERCISE PRICES   OUTSTANDING      LIFE       EXERCISE PRICE    VESTED     EXERCISE PRICE
---------------   -----------   -----------   --------------   ---------   --------------
$ 0.20 -  0.90       227,337       6.53           $ 0.57         195,763       $ 0.55
$ 6.83 -  8.50       398,687       7.05             8.23         238,500         8.09
$         8.88     1,232,250       9.83             8.88              --           --
$         8.91     1,113,200       9.74             8.91              --           --
$ 9.05 - 10.77       472,144       9.27             9.70          78,995        10.24
$        10.88       866,153       8.16            10.88         270,673        10.88
$11.00 - 16.00     1,109,556       8.20            12.74         323,414        12.98
$        17.00       978,750       9.28            17.00              --           --
$17.37 - 23.25        86,312       8.56            20.90          22,465        22.50
--------------     ---------       ----           ------       ---------       ------
         Total     6,484,389       8.89           $10.92       1,129,810       $ 9.29
                   =========       ====           ======       =========       ======


    Employee Stock Purchase Plan

        In March 1997, 3dfx's board of directors approved an Employee Stock Purchase Plan. Under this plan, employees of 3dfx can purchase common stock through payroll deductions. A total of 750,000 shares have been reserved for issuance under this plan. As of January 31, 2000, 485,228 shares have been purchased under the Employee Stock Purchase Plan.

                             3DFX INTERACTIVE, INC.

    Certain Pro Forma Disclosures

        3dfx accounts for its stock option plans and the Employee Stock Purchase Plan in accordance with the provisions of APB 25. Had 3dfx recorded compensation costs based on the estimated grant date fair value, as defined by SFAS 123, for awards granted under its stock option plans and the Employee Stock Purchase Plan, 3dfx's net income (loss) and net income (loss) per share would have been:

                                                         YEAR           YEAR ENDED        ONE MONTH
                                                         ENDED         DECEMBER 31,         ENDED
                                                      JANUARY 31,   ------------------    JANUARY 31,
                                                         2000        1998       1997         1999
                                                      -----------   -------    -------    -----------
Pro forma net income (loss)........................    $(75,915)    $16,067    $(3,705)    $(3,913)
Pro forma basic net income (loss) per share........    $  (3.37)    $  1.08    $ (0.32)    $ (0.25)
Pro forma diluted net income (loss) per share......    $  (3.37)    $  0.98    $ (0.32)    $ (0.25)

        The pro forma effect on net income (loss) and net income (loss) per share for fiscal 2000, 1998 and 1997 is not representative of the pro forma effect on net income (loss) and net income (loss) per share in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

        For the years ended January 31, 2000, December 31, 1998 and 1997, the fair value of each option on the date of grant was determined utilizing the Black-Scholes model.

        The following assumptions were used for the stock option plans and the Employee Stock Purchase Plan for the years ended January 31, 2000, December 31, 1998 and 1997:

                                           YEAR ENDED      YEAR ENDED
                                           JANUARY 31,    DECEMBER 31,
                                           -----------    -------------
                                              2000        1998     1997
                                           -----------    ----     ----
Stock option plans:
Expected dividend yield ................        --         --         --
Expected stock price volatility ........        70%        70%        70%
Risk free interest rate ................       5.7%       5.1%       5.7%
Expected life (years) ..................       6.5        5.9        4.0
Employee stock purchase plan:
Expected dividend yield ................        --         --         --
Expected stock price volatility ........        70%        70%        70%
Risk free interest rate ................       5.2%       4.8%       5.4%
Expected life (years) ..................       0.5        0.5        0.5


        The weighted average fair value of stock options granted in the years ended January 31, 2000, December 31, 1998 and 1997 was $8.04, $13.12 and $12.15
per share, respectively.

    Benefit Plan

        As of January 31, 2000, 3dfx had two 401(k) Savings Plans which plans allow all United States employees to participate by making salary deferral contributions to the 401(k) Savings Plans. 3dfx may make discretionary contributions to the 401(k) Savings Plans upon approval by the board of directors. As of January 31, 2000, 3dfx has contributed to one of the 401(k) Savings Plans but not the other.

                             3DFX INTERACTIVE, INC.

NOTE 9 -- INCOME TAXES:

        Income before income taxes and the significant components of the provision for income taxes comprise:

                                                       YEAR ENDED
                                                ---------------------------    MONTH ENDED
                                                JANUARY 31,    DECEMBER 31,    JANUARY 31,
                                                   2000            1998           1999
                                                -----------    ------------    -----------
Income before income taxes ..................      $(73,611)      $ 29,366       $ (5,111)
                                                   ========       ========       ========
Provision for income taxes
   Current:
     Federal ................................      $ (8,936)      $ 12,309       $ (1,513)
     State ..................................        (1,558)         2,525           (124)
                                                   --------       --------       --------
                                                    (10,494)        14,834         (1,637)
                                                   --------       --------       --------
  Deferred:
     Federal ................................           148         (6,252)             1
     State ..................................            22           (919)            --
                                                   --------       --------       --------
                                                        170         (7,171)             1
                                                   --------       --------       --------
Total provision for income taxes ............      $(10,324)      $  7,663       $ (1,636)
                                                   ========       ========       ========


The components of net deferred income tax assets are as follows:

                                                     JANUARY 31,    DECEMBER 31,
                                                        2000            1998
                                                     -----------    ------------
Net operating losses .............................      $  9,876       $  4,337
Expenses not currently deductible ................        11,866          7,172
Tax credit carryforwards .........................         2,422            186
                                                        --------       --------
Deferred tax assets ..............................        24,164         11,695
Less: valuation allowance ........................       (17,164)        (4,524)
                                                        --------       --------
Net deferred income tax assets ...................      $  7,000       $  7,171
                                                        ========       ========


        3dfx's actual provision differs from the provision(benefit) computed by applying the statutory federal income tax rate to income(loss) before income taxes as follows:

                                                                     YEAR ENDED
                                                      ----------------------------------------  MONTH ENDED
                                                      JANUARY 31,   DECEMBER 31,  DECEMBER 31,  JANUARY 31,
                                                         2000          1998          1997          1999
                                                      -----------   -----------   ------------  -----------
Tax (benefit) at statutory federal tax rate ......      (25,028)       10,278          (600)       (1,738)
State taxes, net of federal tax benefit ..........       (3,959)        1,687           (98)         (147)
R&D credit .......................................           --          (692)           --            --
In process research and development ..............        1,723            --            --            --
Goodwill amortization ............................        4,097            --            --            --
Change in valuation allowance ....................       12,577        (4,299)          698            --
Other, net .......................................          266           689            --           249
                                                        -------       -------       -------       -------
Total provision for taxes ........................      (10,324)        7,663            --        (1,636)
                                                        =======       =======       =======       =======

                             3DFX INTERACTIVE, INC.

        At January 31, 2000, 3dfx had net operating loss carryforwards for federal and state income tax purposes of approximately $23,700,000 and $34,100,000, respectively. If not utilized, the federal and state net operating losses will begin to expire beginning in 2011 and 2001, respectively.

        Deferred tax assets of approximately $1,500,000 as of January 31, 2000 relate to certain net operating loss carryforwards resulting from the disqualifying sale of employee stock options and stock purchase plans. When recognized, the tax benefit of these loss carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

        Management regularly assesses the realizability of deferred tax assets recorded based upon the weight of available evidence, including such factors as the recent earnings history and expected future taxable income. Management believes that it is more likely than not that the Company will not realize a portion of its deferred tax assets and, accordingly, a valuation allowance of $17,164,000 has been established for such amounts at January 31, 2000.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

        3dfx leases under noncancelable operating leases for certain of its facilities and equipment in addition to equipment capital leases. Rent expense on the operating leases for fiscal 2000, 1998 and 1999 was approximately $6,679,000, $1,657,000 and $658,000, respectively.

        Future minimum lease payments under the operating and capitalized leases are as follows (in thousands):

                                                               OPERATING    CAPITALIZED
                                                                LEASES        LEASES
                                                               ---------    -----------
2001 .......................................................       8,857         900
2002 .......................................................       8,773         720
2003 .......................................................       8,366         540
2004 .......................................................       6,419          --
2005 .......................................................       5,836          --
Thereafter .................................................      42,877          --
                                                                  ------      ------
  Total minimum lease payments .............................      81,128       2,160
                                                                  ======
Less: amount representing interest .........................                      79
                                                                              ------
Present value of minimum lease payments ....................                   2,081
Less: current portion ......................................                     732
                                                                              ------
Noncurrent portion of capitalized lease obligations ........                   1,349
                                                                              ======


        The non current portion of capitalized lease obligations does not include $532,000, representing long-term lease liabilities to be amortized ratably over 3dfx's existing leases primarily in connection with its headquarters facilities located in San Jose, Ca.

    Purchase Commitments

        3dfx's manufacturing relationship with Taiwan Semiconductor Manufacturing Corporation ("TSMC") allows 3dfx to cancel all outstanding purchase orders, but requires the repayment of all expenses incurred to date. As of January 31, 2000, TSMC had incurred approximately $30,845,000 of manufacturing expenses on 3dfx's outstanding purchase orders. 3dfx does not expect to cancel any of its outstanding purchase orders.

                             3DFX INTERACTIVE, INC.

    Contingencies

        A securities class action lawsuit was filed October 9, 1998 in Dallas County, Texas against STB, which 3dfx acquired by merger in May, 1999. The suit was brought against STB and some of its officers and directors and the underwriters who participated in the STB secondary offering on March 20, 1998. The petition alleges that the registration statement for the secondary public offering contained false and misleading statements of material facts and omitted to state material facts. The petition asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, and Sections 581-33A of the Texas Securities Act on behalf of a purported class of persons who purchased or otherwise acquired STB common stock in the public offering. The petition seeks recission and/or unspecified damages. STB denies the allegations in the petition and intends to defend the lawsuit vigorously.

        On December 17, 1999, a similar securities class action lawsuit was also filed in the United States District Court for the Northern District of Texas, Dallas Division, against STB and three of its officers and directors. The action asserts claims against Sections 10 and 20 of the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission. STB denies the allegations in the petition and intends to defend the lawsuit vigorously. On February 8, 2000 another similar securities class action lawsuit was filed in the United States District Court for the Northern District of Texas, Dallas Division against STB and three of its officers and directors. STB denies allegations in the action and intends to vigorously defend the lawsuit. These two actions have now been consolidated.

        3dfx is a party from time to time to some other legal proceedings arising in the ordinary course of business. Although the amount of any liability that could arise with respect to these proceedings cannot be predicted accurately, 3dfx believes that any liability that might result from such claims will not have a material adverse effect on its financial position.

NOTE 11 -- RELATED PARTY TRANSACTIONS:

        Since April 1995, a consulting company has been providing management services to 3dfx for which 3dfx pays a monthly fee of $5,000 for consulting services. The Chairman and a director of the board of directors of 3dfx are also officers of the consulting company. Total payments for such management services during fiscal year 2000, calendar years 1998, and 1997 were $55,000, $60,000 and $60,000, respectively.

        During fiscal year 2000, calendar years 1998, and 1997 a member of the board of directors provided consulting services to 3dfx. Total payments for such consulting services in fiscal year 2000, calendar years 1998, and 1997 were $45,000, $60,000 and $45,000, respectively.

        In April 1997, an officer of 3dfx resigned and subsequently founded Quantum3D, Inc., a supplier of advanced graphic subsystems based on 3dfx technology. Sales to Quantum3D, Inc. during fiscal years 2000, 1998, and 1997 totaled $1,588,000, $670,000 and $949,000, respectively. As of January 31, 2000,
3dfx has an outstanding trade receivable from Quantum3D, Inc. of approximately $360,000.

        In April 1999, 3dfx invested an amount of $3.1 million in exchange for a minority interest in Quantum 3D in the form of Convertible Preferred Shares in connection with Quantum 3D's private round of financing. These terms and pricing of these shares was equivalent to other unaffiliated third participants in the financing round.

        In connection with the termination of an employee's employment with 3dfx, and its Chief Financial Officer and Vice President, Administration on January 31, 1998, 3dfx entered into a Separation Agreement pursuant to which the employee will remain a temporary employee through August 1, 2000. In addition, all options granted to the employee pursuant to 3dfx's stock plans will continue to vest through August 1, 2000. In the event of a Change of Control (as defined in the Separation Agreement), 3dfx will (i) waive its right to repurchase any unvested shares of common stock owned by the employee and (ii) accelerate

                             3DFX INTERACTIVE, INC.

the vesting of all unvested stock options granted to the employee pursuant to 3dfx's stock plans. For purposes of the separation agreement, a "Change of Control" occurs, subject to some conditions and exceptions, upon (i) the acquisition, directly or indirectly, by any person (other than existing beneficial owners) of securities of 3dfx representing 50% or more of the total voting power represented by 3dfx's then outstanding voting securities; (ii) the merger or consolidation of 3dfx with another corporation in which the voting securities of 3dfx outstanding immediately prior to such merger or consolidation ceased to represent at least 50% of the voting power represented by the voting securities of 3dfx thereafter, or (iii) the liquidation of 3dfx or the sale or disposition of all or substantially all of 3dfx's assets.

NOTE 12 -- SEGMENT AND GEOGRAPHIC INFORMATION:

        3dfx has adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information"
("SFAS 131"). Based on its operating management and financial reporting structure, 3dfx has determined that it has one reportable business segment: the design, development and sale of graphics boards incorporating 3dfx's proprietary graphics chips. The following is a summary of product revenue by geographic area based on the location of shipments (in thousands):

                                                         FISCAL YEAR ENDED
                                                 ----------------------------------       MONTH
                                                                    DECEMBER 31,           ENDED
                                                 JANUARY 31,     -------------------    JANUARY 31,
                                                    2000           1998       1997         1999
                                                 -----------     --------    -------    -----------
United States..................................    $193,941      $141,415    $29,835      $ 9,325
International..................................     166,582        61,186     14,234        7,723
                                                   --------      --------    -------      -------
Total..........................................    $360,523      $202,601    $44,069      $17,048
                                                   ========      ========    =======      =======


        All sales are denominated in United States dollars. For all periods presented, substantially all of 3dfx's long-lived assets were located in the United States.

NOTE 13 -- SUBSEQUENT EVENTS

        In March 2000, 3dfx entered into a Merger Agreement with Gigapixel Corporation, a Delaware Corporation ("Gigapixel"). The Merger Agreements provides for the Merger of a newly formed, wholly owned subsidiary of 3dfx with and into Gigapixel (the "Merger"). Gigapixel will be the surviving corporation of the Merger and, upon consummation will become a wholly owned subsidiary of 3dfx. 3dfx intends to account for this merger under the purchase method of accounting. The Merger is contingent upon approval of both 3dfx's and Gigapixel's shareholders, among other conditions.

        In March 2000, 3dfx sold the Specialized Technology Group (STG), a business unit that provides digital video products, multi-output MPEG decoder cards and multi-monitor display adapters to a company of which Vanessa Ogle is President. Ms. Ogle is a former employee of 3dfx and is the daughter of William
E. Ogle. Mr. Ogle served as Executive Vice President and Vice Chairman of the Board of Directors of 3dfx until he resigned these positions in January 2000. The transaction was accounted for as an asset sale, comprised primarily of inventory and accounts receivable, in a leveraged buyout by the STG management group. 3dfx will maintain a minority equity interest of less than 15% in STG following the sale. The amount of the transaction was $5.1 million, and as a result, 3dfx recorded a note receivable in the amount of $3.0 million. The note is payable in accordance with a payment schedule, beginning February 1, 2001 and concluding November 1, 2004.

NOTE - 14 ASSET SALE AND PLAN OF DISSOLUTION

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In recent months, the Company has been experiencing a decline in demand for its products due to significant economic downturns in the PC market and sluggish retail chip market. The Company had negative cash flow from operations of $33.5 million for the year ended January 31, 2000 and $31.5 million (unaudited) in the nine months ended October 31, 2000. The Company incurred losses of $63.3 million for the year ended January 31, 2000, incurred an additional loss of $291.5 million (unaudited), which includes charges of $117.1 million (unaudited) for the impairment of goodwill and other intangibles, for the nine months ended October 31, 2000, and had an accumulated deficit of $358.1 million (unaudited) as of October 31, 2000. This raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     In light of the Company's deteriorating financial condition, management believes the asset sale and plan of dissolution described below is the option that will best protect the Company's creditors and maximize shareholder value. Both the asset sale and plan of dissolution described below are subject to shareholder approval. The accompanying financial statements do not reflect the impact of the asset sale or plan of dissolution described below.


ASSET SALE

On December 15, 2000, the Company entered into a definitive agreement with nVidia Corporation under which nVidia will purchase the Company's core graphics processor assets, including the Company's intellectual property, chip inventory as well as other assets (the "Asset Sale"). Under the terms of the purchase agreement, nVidia has agreed to pay the Company $70 million in cash and 1.0 million shares of registered nVidia common stock subject to adjustment in accordance with the terms of the purchase agreement. Upon signing the purchase agreement, nVidia has agreed to loan to the Company $15 million for working capital, which will be credited to the cash portion of the purchase price to be paid at closing. In addition, upon signing the purchase agreement, the Company transferred to nVidia its "3dfx" and "Voodoo" trademarks and both 3dfx and nVidia agreed to stay the patent infringement litigation between them through closing of the transaction, at which time it will be jointly dismissed. The closing of the transaction is subject to a variety of conditions, including 3dfx shareholder approval, receipt of governmental approval including approval under the Hart-Scott Rodino Antitrust Improvement Act of 1976, and receipt of all necessary consents of third parties. There is no assurance that the Company can successfully consummate the sale of its assets to nVidia Corporation, secure additional financing or otherwise increase its liquidity. The Company may seek the protection of state insolvency or federal bankruptcy law for the orderly liquidation of its assets, or the same may be imposed upon the Company by its creditors.

PLAN OF DISSOLUTION

On December 15, 2000, the board of directors of the Company approved a plan of dissolution and is recommending that its shareholders also approve this plan. Assuming 3dfx's shareholders approve the plan of dissolution, following the closing of the Asset Sale, 3dfx will proceed to wind up its affairs. The proceeds from the Asset Sale and the sale of the Company's remaining assets will be used to pay or adequately provide for the Company's debts and liabilities. Any remaining assets will thereafter be distributed to the Company's shareholders in one or more distributions, and the Company will then dissolve.

                                   SCHEDULE II

                             3DFX INTERACTIVE, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
      FOR THE YEARS ENDED JANUARY 31, 2000 AND DECEMBER 31, 1998, AND 1997
                        AND MONTH ENDED JANUARY 31, 1999
                                 (IN THOUSANDS)

                                                             CHARGED TO     ASSUMED
                                                 BEGINNING   COSTS AND     FROM STB                    ENDING
                                                  BALANCE     EXPENSES    ACQUISITION   DEDUCTIONS     BALANCE
                                                 ---------   ----------   -----------   ----------     -------
Allowance for Doubtful Accounts:
  Year ended January 31, 2000 ...............      $ 6,729      $ 2,392      $   598      $ 3,038      $ 6,681
  Month ended January 31, 1999 ..............      $ 2,280      $ 4,449      $    --      $    --      $ 6,729
  Year ended December 31, 1998 ..............      $   308      $ 2,561      $    --      $   589      $ 2,280
  Year ended December 31, 1997 ..............      $    78      $   250      $    --      $    20      $   308
Inventory Reserves:
  Year ended January 31, 2000 ...............      $ 7,828      $   909      $18,000      $ 8,241      $18,496
  Month ended January 31, 1999 ..............      $ 7,828      $    --      $    --      $    --      $ 7,828
  Year ended December 31, 1998 ..............      $   661      $10,817      $    --      $ 3,650      $ 7,828
  Year ended December 31, 1997 ..............      $   632      $    40      $    --      $    11      $   661